EXHIBIT 10.1

CONTRIBUTION AND

UNIT HOLDERS AGREEMENT

DATED AS OF MARCH 29, 2005

AMONG

NATIONAL CINEMA NETWORK, INC.,

REGAL CINEMEDIA CORPORATION

AND

NATIONAL CINEMEDIA, LLC

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	Defined Terms
1.2	Other Definitional Provisions; Interpretation.
ARTICLE 2 FORMATION OF THE COMPANY; CONTRIBUTION AND UNIT ISSUANCES
2.1	Organization of the Company
2.2	Directors and Officers of the Company
2.3	INTENTIONALLY DELETED
2.4	Contributions by NCN
2.5	Contributions by Regal
2.6	Issuances of Equity Interests to Founding Members
2.7	Assumption of Liabilities by the Company
2.8	Proration Adjustments.
2.9	Working Capital Loan
ARTICLE 3 CLOSING
3.1	Time and Place of Closing
3.2	Closing Deliveries by the Company
3.3	Closing Deliveries by NCN
3.4	Closing Deliveries by Regal
3.5	Additional Closing Deliveries
ARTICLE 4 REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of the Parties
4.2	Representations and Warranties of the Company
ARTICLE 5 PERSONNEL
5.1	Determination of Personnel Requirements and Recruiting
5.2	Non-Solicitation of Employees
ARTICLE 6 COVENANTS
6.1	Filings
6.2	Agreement to Cooperate; Further Assurances
6.3	Business Plan and Budget
6.4	Labor Issues
ARTICLE 7 CONDITIONS PRECEDENT TO CLOSING
7.1	Conditions Precedent to Closing
7.2	Waiver of Conditions Precedent
ARTICLE 8 TERMINATION; SURVIVAL
8.1	Termination
8.2	Survival
ARTICLE 9 OTHER
9.1	Injunctive Relief
9.2	Obligations of the Company
9.3	Amendments

i

9.4	Binding Effect; Assignment
9.5	Notices
9.6	Integration
9.7	Severability
9.8	Counterparts
9.9	Governing Law; Submission to Jurisdiction
9.10	Expenses
9.11	Confidentiality
9.12	Publicity
9.13	Indemnification

SCHEDULES

Schedule 2.4(a)	NCN Assumed Liabilities and NCN Contributed Assets
Schedule 2.5(a)	Regal Assumed Liabilities and Regal Contributed Assets
Schedule 4.1(c)	Conflicts, Government Approvals and Notices
Schedule 4.1(e)	Invalid Contributed Assets
Schedule 4.2(d)	Capitalization

EXHIBITS

Exhibit A	Certificate of Formation
Exhibit B	Business Plan and Budget

ii

CONTRIBUTION AND
UNIT HOLDERS AGREEMENT

This Contribution and Unit Holders Agreement, dated as of March 29, 2005, is by and among National Cinema Network, Inc., a Delaware corporation (“NCN”), Regal CineMedia Corporation, a Virginia corporation (“Regal,” and with NCN, each a “Party” and collectively, the “Parties”), and National CineMedia, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, the Parties desire to establish a joint venture in the form of the Company for the Joint Venture Purposes (as defined herein);

WHEREAS, the AMC Founding Member, and the Regal Founding Member will be the founding members of the Company (the “Founding Members,” which term, as used herein, shall include each of such member’s Permitted Transferees, if applicable);

WHEREAS, subject to the terms and conditions of this Agreement, NCN and Regal desire to contribute certain assets identified herein to the Company in consideration for the receipt of certain Units (as defined herein) by the Founding Members; and

WHEREAS, the Parties hereto desire to set forth certain agreements with respect to, among other things, the business, formation and operations of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

1.1           Defined Terms.  As used in this Agreement:

“Action” shall have the meaning set forth in Section 4.1(h) of this Agreement.

“Affiliate” shall mean with respect to any Person, any Person that directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, (i) no Member shall be deemed an Affiliate of the Company, (ii) the Company shall not be deemed an Affiliate of any Member, (iii) no stockholder of REG, or any of such stockholder’s Affiliates (other than REG and its Subsidiaries) shall be deemed an Affiliate of any Member or the Company, and (iv) no stockholder of Marquee Holdings, or any of such stockholder’s Affiliates (other than Marquee Holdings and its Subsidiaries) shall be deemed an Affiliate of any Member or the Company.

“Aggregate Severance Amount” shall have the meaning set forth in Section 5.1(e) of this Agreement.

“Agreement” shall mean this Contribution and Unit Holders Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“AMC Founding Member” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 2.7 of this Agreement.

“Assumption Agreement” shall have the meaning set forth in Section 2.7 of this Agreement and shall be entered into of even date herewith by and among the Parties.

“Board” shall mean the Board of Directors of the Company.

“Budget” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday, federal or State of New York holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Plan” shall mean the detailed three year business plan for the Company, set forth in Exhibit B.

“Certificate of Formation” shall have the meaning set forth in Section 2.1 of this Agreement and shall be in substantially in the form of Exhibit A attached hereto.

“Class A Units” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Closing” shall have the meaning set forth in Section 3.1 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1 of this Agreement.

“Company” shall have the meaning set forth in the Preamble of this Agreement.

“Company Operating Agreement” shall mean the Limited Liability Company Operating Agreement of the Company of even date herewith entered into by and between the Members of the Company.

“Company Reimbursement Amount” shall have the meaning set forth in Section 5.1(e) of this Agreement.

“Company Reimbursement Percentage” shall have the meaning set forth in Section 5.1(e) of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 9.11(a) of this Agreement.

“Contributed Assets” shall have the meaning set forth in Section 2.5(a) of this Agreement.

“Contributed IP” shall have the meaning set forth in Section 4.1(f) of this Agreement.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company interests or equivalent ownership interests in or issued by, or interests, participations or other equivalents to share in the revenues or earnings of (except as provided in any service agreement that includes a revenue sharing component entered into in the ordinary course of business) such Person or securities convertible into, or exchangeable or exercisable for, such shares, interests, participations or other equivalents and options, warrants or other rights to acquire such shares, interests, participations or other equivalents; provided that discounts and rebates granted in the ordinary course of business shall not in any event constitute an Equity Interest.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exhibitor Services Agreements” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Founding Members” shall have the meaning set forth in the Recitals to this Agreement.

“Founding Member Representation Letter” shall have the meaning set forth in Section 4.1(i) of this Agreement.

“Governmental Approvals” shall have the meaning set forth in Section 4.1(c) of this Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Event” shall have the meaning set forth in Section 8.1(a) of this Agreement.

“Group” shall have the meaning set forth in Section 13(d)(3) of the Exchange Act.

“HSR Act” shall have the meaning set forth in Section 4.1(c) of this Agreement.

“Intellectual Property” shall mean all U.S., state and foreign intellectual property rights, including but not limited to all (i) (a) patents, inventions, discoveries, processes and designs; (b) copyrights and works of authorship in any media; (c) trademarks, service marks, trade names, trade dress and other source indicators, and the goodwill of the business symbolized thereby; (d) software; and (e) trade secrets and other confidential or proprietary documents, ideas, plans and information; (ii) registrations, applications and recordings related thereto; (iii) rights to obtain renewals, extensions, continuations or similar legal protections related thereto; and (iv) rights to bring an action at law or in equity for the past, present or future infringement or other impairment thereof; provided, however, the foregoing shall not include Original Technology (as defined in the Software License Agreement).

“Joint Venture Agreements” shall mean, collectively, this Agreement, the Company Operating Agreement, the Exhibitor Services Agreements, the Founding Member Representation Letter, the Transition Services Agreement, and the Software License Agreement.

“Joint Venture Purposes” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Marquee Holdings” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Material Adverse Effect” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“Members” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“NASDAQ” shall mean the Nasdaq Stock Market of the Nasdaq National Market.

“NCN” shall have the meaning set forth in the Preamble of this Agreement.

“NCN Assumed Liabilities” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“NCN Contributed Assets” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“NCN Contribution” shall have the meaning set forth in Section 2.4(b) of this Agreement.

“NCN Indemnitees” shall have the meaning set forth in Section 9.13(a) of this Agreement.

“NCN Liabilities” shall have the meaning set forth in Section 9.13(a) of this Agreement.

“NCN Transferred Employees” shall have the meaning set forth in Section 5.1(a) of this Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Party” or “Parties” shall have the meaning set forth in the Preamble to this Agreement.

“Party Information” shall have the meaning set forth in Section 9.11(b) of this Agreement.

“Permitted Transferee” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Person” shall mean any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity or organization of any nature whatsoever or any Group of two or more of the foregoing.

“Post-Closing Settlement Statement” shall have the meaning set forth in Section 2.8(d) of this Agreement.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Proprietary Information” shall mean all Intellectual Property, including but not limited to information of a technological or business nature, whether written or oral and if written, however produced or reproduced, received by or otherwise disclosed to the receiving Party from or by the disclosing Party that is marked proprietary or confidential or bears a marking of like import, or that the disclosing Party states is to be considered proprietary or confidential, or that a reasonable person would consider proprietary or confidential under the circumstances of its disclosure.

“RCM Transferred Employees” shall have the meaning set forth in Section 5.1(b) of this Agreement.

“REG” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Regal” shall have the meaning set forth in the Preamble of this Agreement.

“Regal Assumed Liabilities” shall have the meaning set forth in Section 2.5(a) of this Agreement.

“Regal Contributed Assets” shall have the meaning set forth in Section 2.5(a) of this Agreement.

“Regal Contribution” shall have the meaning set forth in Section 2.5(b) of this Agreement.

“Regal Founding Member” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Regal Indemnitees” shall have the meaning set forth in Section 9.13(c) of this Agreement.

“Regal Liabilities” shall have the meaning set forth in Section 9.13(c) of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities law.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Software License Agreement” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Subsidiary” shall mean, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“Terminated Employees” shall have the meaning set forth in Section 5.1(c) of this Agreement.

“Termination Expenses” shall have the meaning set forth in Section 5.1(c) of this Agreement.

“Territory” shall mean the United States of America and Canada.

“Third-Party Software” shall have the meaning set forth in Section 4.1(f) of this Agreement.

“Transfer” (including the terms “Transferred” and “Transferring”) shall mean, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, exchange, merger, combination, bequest, assignment, pledge, encumbrance, hypothecation or other disposition of, any Equity Interests or other assets beneficially owned by a Person or any interest in any Equity Interests or other assets beneficially owned by a Person.

“Transition Period” shall have the meaning set forth in Section 2(a) of the Transition Services Agreement.

“Transition Services Agreement” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“Unexercised Option” shall have the meaning set forth in Section 5.1(e) of this Agreement.

“Units” shall have the meaning set forth in Section 1.1 of the Company Operating Agreement.

“WARN Act” shall mean the Worker Adjustment Retraining and Notification Act of 1988, as amended,

1.2          Other Definitional Provisions; Interpretation.

(a)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified.

(b)           The words “include” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the words “without limitation.”

(c)           The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.

(d)           The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e)           All matters to be agreed to by any Party must be agreed to in writing by such Party unless otherwise indicated herein.

ARTICLE 2

FORMATION OF THE COMPANY; CONTRIBUTION AND UNIT ISSUANCES

2.1          Organization of the Company.  On or before the Closing Date, the Parties shall cause the Company to be formed as a limited liability company having the name “National CineMedia, LLC” to be organized under the laws of the State of Delaware.  The Parties shall take, and shall cause the Company to take, all requisite action to cause the Certificate of Formation (the “Certificate of Formation”) of the Company to be filed with the Secretary of State of the State of Delaware and become effective on or before the Closing Date.  Upon the Closing, the Parties shall cause the Founding Members to execute and deliver the Company Operating Agreement.

2.2          Directors and Officers of the Company.  The Parties shall take all requisite action to cause the directors and officers of the Company to be as provided in Article 4 of the Company Operating Agreement upon or after the Closing.

2.3          INTENTIONALLY DELETED.

2.4          Contributions by NCN.

(a)           As a contribution to the capital of the Company and in consideration of the issuance to the AMC Founding Member of Class A Units in accordance with Section 2.6(a) and the assumption by the Company (x) at the Closing with respect to those liabilities listed on Part I of Schedule 2.4(a) or (y) post-Closing with respect to those liabilities listed on Part II of Schedule 2.4(a) as consents are obtained but in no event later than the expiration of the Transition Services Agreement (the “NCN Assumed Liabilities”), NCN shall contribute to the Company or cause one or more of its Subsidiaries to contribute:

(i)            at the Closing, $0.00 (subject to adjustment pursuant to Section 2.8(c)) in cash by wire transfer of immediately available funds;

(ii)           at the Closing with respect to those assets and other items listed on Part III of Schedule 2.4(a) or post-Closing with respect those assets or other items listed on Part IV of Schedule 2.4(a) as consents are obtained but in no event later than the expiration of the Transition Services Agreement (the “NCN Contributed Assets”); and

(iii)          at the Closing, the estimated amount on an after tax-basis of Termination Expenses to be paid by NCN with respect to the NCN Terminated Employees.

(b)           The contributions set forth in the foregoing clause (a) are collectively referred to as the “NCN Contribution.”

2.5          Contributions by Regal.

(a)           As a contribution to the capital of the Company and in consideration of the issuance to the Regal Founding Member of Class A Units in accordance with Section 2.6(b) and the assumption by the Company (x) at the Closing with respect to those liabilities listed on Part I of Schedule 2.5(a) or (y) post-Closing with respect to those liabilities listed on Part II of Schedule 2.5(a)

as consents are obtained but in no event later than the expiration of the Transition Services Agreement (the “Regal Assumed Liabilities”), Regal shall contribute to the Company or cause one or more of its Subsidiaries to contribute:

(i)            at the Closing, $1,291,128 (subject to adjustment pursuant to Section 2.8(c)) in cash by wire transfer of immediately available funds;

(ii)           at the Closing with respect to those assets listed on Part III of Schedule 2.5(a) or post-Closing with respect those assets listed on Part IV of Schedule 2.5(a) as consents are obtained but in no event later than the expiration of the Transition Services Agreement (the “Regal Contributed Assets,” collectively with the NCN Contributed Assets, the “Contributed Assets”); and

(iii)          at the Closing, the estimated amount on an after tax-basis of Termination Expenses to be paid by Regal with respect to the Regal Terminated Employees.

(b)           The contributions set forth in the foregoing clause (a) are collectively referred to as the “Regal Contribution.”

2.6          Issuances of Equity Interests to Founding Members.

(a)           In consideration for the NCN Contribution, at the Closing the Company shall issue to the AMC Founding Member 370 Class A Units, which issuances shall be duly authorized and which Class A Units shall be, on the Closing Date, validly issued and free and clear of all liens and encumbrances (other than those arising pursuant to this Agreement and the Company Operating Agreement).

(b)           In consideration for the Regal Contribution, at the Closing the Company shall issue to the Regal Founding Member 630 Class A Units, which issuances shall be duly authorized and which Class A Units shall be, on the Closing Date, validly issued and free and clear of all liens and encumbrances (other than those arising pursuant to this Agreement and the Company Operating Agreement).

(c)           At the Closing, the Company shall deliver (i) to NCN evidence of the issuance of the Class A Units issued pursuant to Section 2.6(a) and (ii) to the Regal Founding Member evidence of the issuance of the Class A Units issued pursuant to Section 2.6(b).

2.7          Assumption of Liabilities by the Company.  On the Closing Date, the Parties shall cause the Company to deliver to each of the Parties an undertaking (the “Assumption Agreement”), pursuant to which the Company shall, on and as of the Closing Date, assume and agree to perform, pay and discharge when due and after obtaining consents as required for such assignment, all the NCN Assumed Liabilities and Regal Assumed Liabilities (collectively, the “Assumed Liabilities”).  The Company will not assume, and shall not be deemed to have assumed, any liability or obligation of any Party or any of its Affiliates, or any current or former employee of any Party or any of its Affiliates, of any kind or nature whatsoever, except as expressly provided in the Assumption Agreement and this Agreement.

2.8          Proration Adjustments.

(a)           Items of income and expense or asset or liability, as the case may be, shall be prorated as of the Closing Date, so that each Party shall bear all such income and expense with respect to its respective Contributed Assets and Assumed Liabilities that it accrues or incurs through and including the period preceding the Closing Date, and the Company shall bear all such income and expense with respect to the Contributed Assets and Assumed Liabilities that it accrues or incurs on and after the Closing Date.  Prorations and the estimated amount of each Parties’ respective Termination Expenses shall be made pursuant to a preliminary settlement statement (the “Preliminary Settlement Statement”) prepared in good faith and delivered by each of NCN and Regal to each other prior to Closing, together with such supplemental calculations and information as shall be reasonably necessary or appropriate to enable the other Party to determine the accuracy thereof.  The Preliminary Settlement Statement shall be based upon the most current and reliable information reasonably available to such Party at the time of its delivery, and may be based upon estimates where actual amounts are impractical to obtain or verify.  The amounts set forth on the Preliminary Settlement Statements shall be subject to adjustment or correction on the Post-Closing Settlement Statement.

(b)           Each Preliminary Settlement Statement shall include an estimate of the Termination Expenses attributable to each respective Terminated Employee as well as the following information as a credit or debit to such Party or the Company as applicable:

(i)            payments and charges under contracts (to the extent such payments and charges are included in the Contributed Assets or Assumed Liabilities);

(ii)           credits or debits for prepaid amounts and payments made in arrears under theatre advertising arrangements; and

(iii)          credits or debits resulting from any increase or decrease in the value of the Contributed Assets (which, in the event of a decrease in value of any Contributed Asset resulting from a breach by a Party of any covenant or agreement set forth in this Agreement, any debit may be in addition to and not in lieu of any additional rights or remedies of the non-breaching Party set forth in this Agreement).

(c)           To the extent the aggregate of the applicable Party’s credits and the Company’s obligations with respect to such Party exceeds the aggregate of the Company’s credits and the Party’s obligations set forth in accordance with Section 2.8(b), such Party shall receive a credit to the cash required to be contributed pursuant to Section 2.4(a)(i) or 2.5(a)(i), as the case may be, in the amount of such excess.  To the extent the aggregate of the Company’s credits and a Party’s obligations exceeds the aggregate of a Party’s credits and the Company’s obligations with respect to such Party set forth in accordance with Section 2.8(b), the amount of cash required to be contributed pursuant to Section 2.4(a)(i) or 2.5(a)(i), as the case may be, shall be increased by the amount of such excess.

(d)           The Parties shall cause the Company to deliver a post-closing settlement statement (the “Post-Closing Settlement Statement”) to each Party not later than 60 days after Closing, together with such supplemental calculations and information as shall be reasonably necessary or appropriate to enable each such Party to determine the accuracy thereof.  The Post-Closing Settlement Statement shall be based upon the most current and reliable information reasonably available to the Company at the time of its delivery.  Within 30 calendar days of the applicable Party’s receipt of the Post-Closing Settlement Statement, such Party shall notify the Company in writing whether such Party approves the applicable Post-Closing Settlement Statement.  If a Party approves the applicable Post-Closing Settlement Statement, or fails to notify the Company of its disapproval in the manner and within the time specified above, then the Post-Closing Settlement Statement, with respect to such Party, shall be as delivered to such Party.  If a Party disapproves the Post-Closing Settlement Statement, then such Party and the Company shall use their reasonable efforts to agree upon the amounts to be set forth in the Post-Closing Settlement Statement, and the Post-Closing Settlement Statement shall be amended accordingly with respect to such Party.  If the Company and such Party cannot agree upon the amounts to be set forth in the Post-Closing Settlement Statement, then the accounting firm of Deloitte & Touche LLP, or its successor, is designated to act as sole arbitrator and to decide all points of disagreement with respect to the Post-Closing Settlement Statement, such decision to be binding on the Parties.  If such firm is unwilling or unable to serve in such capacity, then such Party and the Company shall use their reasonable efforts to designate and retain another mutually acceptable nationally recognized accounting firm not retained for general audit purposes by either of them as the sole arbitrator under this Section 2.8(d).  The costs and expenses of the arbitrator, whether the firm designated above, or otherwise designated, shall be shared equally by the applicable Party and the Company and in the event that two or more Parties object, then such Parties’ aggregate share of the costs and expenses of the arbitrator shall be fifty percent.  Within five Business Days after the Post-Closing Settlement Statement has been agreed upon or disagreements resolved, the Company or the applicable Party, as the case may be, shall make a payment by wire transfer of immediately available funds to the other Party in an amount equal to the difference between the amount paid pursuant to Section 2.4(a)(i) or 2.5(a)(i), as applicable, and the proration amount set forth on the Post-Closing Settlement Statement, together with an interest rate per annum for the period from and including the Closing Date through and including the date of payment at the “prime” rate of interest as published from time to time by The Wall Street Journal in its “Money Rates” section of its Western Edition newspaper in effect from time to time during such period.

2.9          Working Capital Loan.  Within fifteen (15) days after the Closing Date, the Founding Members will make available to the Company for working capital a revolving loan in an aggregate amount up to $11,000,000.  The Founding Members will be obligated to fund their ratable share, in the same proportion as their percentage of Units, of the principal amount of such revolving loan.  Such revolving loan will have a maturity date of March 31, 2007, accrue interest at a minimum of the short-term Applicable Federal Rate (AFR) per annum, and include such other terms and conditions as the Founding Members and the Company may agree.

ARTICLE 3

CLOSING

3.1          Time and Place of Closing.  The closing of the transactions contemplated herein (the “Closing”) shall take place at 2:00 p.m. at the offices of Hogan & Hartson LLP at One Tabor

Center, Suite 1500, 1200 Seventeenth Street, Denver, Colorado, 80202 on March 29, 2005 (the “Closing Date”).

3.2          Closing Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered:

(a)           evidence of the issuance of Class A Units pursuant to Section 2.6;

(b)           certified copies of the Certificate of Formation;

(c)           the Company Operating Agreement, duly executed and delivered;

(d)           the Assumption Agreements, duly executed and delivered; and

(e)           any other Joint Venture Agreements to which the Company is to be a party, duly executed and delivered.

3.3          Closing Deliveries by NCN.  At the Closing, NCN shall deliver or cause to be delivered:

(a)           the amount set forth in Section 2.4(a)(i), if any, by wire transfer in cash to a bank account of the Company identified by the Company prior to Closing;

(b)           appropriate instruments of transfer of the NCN Contributed Assets listed on Schedule 2.4(a);

(c)           the Company Operating Agreement, duly executed and delivered; and

(d)           any other Joint Venture Agreements to which NCN or any of its Affiliates is a party, duly executed and delivered.

3.4          Closing Deliveries by Regal.  At the Closing, Regal shall deliver or cause to be delivered:

(a)           the amount set forth in Section 2.5(a)(i), if any, by wire transfer in cash to a bank account of the Company identified by the Company prior to Closing;

(b)           appropriate instruments of transfer of the Regal Contributed Assets listed on Schedule 2.5(a);

(c)           the Company Operating Agreement, duly executed and delivered;

(d)           the Founding Member Representation Letter, duly executed and delivered; and

(e)           any other Joint Venture Agreements to which Regal or any of its Affiliates is a party, duly executed and delivered.

3.5          Additional Closing Deliveries.  From time to time on and after Closing, the Parties and the Company agree to execute and deliver such other instruments of conveyance, assignment, assumption, transfer and delivery and cause their Affiliates and Subsidiaries to take such other actions as may be required to more effectively transfer to the Company the Contributed Assets, and/or enable the Company to exercise and enjoy all rights and benefits with respect thereto, and to perfect the assumption by the Company of all the Assumed Liabilities.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of the Parties.  Each of the Parties, severally and not jointly, represents and warrants to each of the other Parties hereto as follows:

(a)           Due Organization.  Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the full power and authority to conduct its business as now conducted by it except where failure would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on either (x) the applicable Contributed Assets to be contributed by such Party or its Subsidiaries, taken as a whole, to the Company, if any, pursuant to this Agreement or (y) the ability of such Party, its affiliated Founding Member or the Company to perform its obligations, taken as a whole, under the Joint Venture Agreements to which it is a Party (a “Material Adverse Effect”).  Such Party or its affiliated Founding Member, as the case may be, has full power and authority to execute and deliver this Agreement and the other Joint Venture Agreements to which it is or is anticipated to be a Party and to perform its obligations hereunder and thereunder except where failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Authorization and Validity of Agreement.  The execution, delivery and performance by such Party of this Agreement and the other Joint Venture Agreements to which such Party or its affiliated Founding Member is or is anticipated to be a party and the consummation by such Party or its affiliated Founding Member of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Party and its affiliated Founding Member, as the case may be.  Each of this Agreement and the other Joint Venture Agreements to which such Party or its affiliated Founding Member is or is anticipated to be a party has been (or will be, as applicable) duly executed and delivered by such Party and its affiliated Founding Member, as the case may be, and, assuming due execution and delivery by the other parties thereto, constitutes (or will constitute, as applicable) a valid and legally binding obligation of such Party or its affiliated Founding Member, as the case may be, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)           No Conflict; No Government Approvals or Notices Required.  Except as described in Schedule 4.1(c) with respect to such Party and its affiliated Founding Member, the execution, delivery and performance by such Party of this Agreement and the other Joint Venture

Agreements to which such Party or its affiliated Founding Member is or is anticipated to be a party and the consummation by such Party or its affiliated Founding Member of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of any provision of the certificate or articles of organization or bylaws (or equivalent governing documents) of such Party or its affiliated Founding Member, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority in the Territory (collectively, “Governmental Approvals”), except for any filing or termination of the waiting period or other approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to the extent required, (iii) require the consent or approval of any Person (other than a Governmental Authority) or violate or conflict with, or result in a breach of any provision of, constitute a default (or an event which with notice or lapse of time or otherwise would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets including the applicable Contributed Assets of such Party or its affiliated Founding Member as the case may be, under, any of the terms, conditions or provisions of any agreement, contract, license or other obligation to which such Party, its affiliated Founding Member or any of their respective Subsidiaries is a party or by which such Party, its affiliated Founding Member or any of their respective Subsidiaries or any of their respective assets or properties including the applicable Contributed Assets are bound, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to such Party, its affiliated Founding Member or any of their respective Subsidiaries, except for the approval of the Board of Directors of such Party or its affiliated Founding Member and except for, in the case of clauses (ii), (iii) and (iv), any such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make and any such violations, conflicts, breaches, defaults and other rights which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)           Sufficiency of and Title to Properties; Absence of Liens and Encumbrances.  To the actual knowledge of such Party, such Party or one or more of its Subsidiaries has, and on the Closing Date the Company will acquire, good title to (or, in the case of leases, a valid lease to, or, in the case of licenses, a valid license of) all properties, assets and other rights included in the applicable Contributed Assets of such Party or one or more of its Subsidiaries pursuant to this Agreement or the other Joint Venture Agreements, if any, free and clear of all liens and encumbrances.

(e)           Properties, Contracts, Permits and Other Data.  Except as specified in Schedule 4.1(e), all rights, licenses, leases, registrations, applications, contracts, commitments and other agreements included in the Contributed Assets of such Party or one or more of its Subsidiaries pursuant to this Agreement, or by which such Contributed Assets are bound are in full force and effect and are valid and enforceable in accordance with their respective terms except for such failures to so be in full force and effect and valid and enforceable that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Such Party and its Subsidiaries are not in breach or default in the performance of any obligation thereunder and, to the actual knowledge of such Party, no event has occurred or has failed to occur whereby any of the other parties thereto have been or are reasonably likely to be released therefrom or are reasonably likely to be entitled to refuse to perform thereunder, the enforcement of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(f)            Intellectual Property and Technology.  Such Party or one or more of its Subsidiaries own, or have the valid right to use, all Intellectual Property included in the Contributed Assets of such Party or one or more of its Subsidiaries pursuant to this Agreement, if any (“Contributed IP”).  Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and except with respect to computer software used by the applicable party pursuant to a third-party license (“Third-Party Software”), (i) all such Contributed IP is in full force and effect in all respects, and (ii) has not been canceled, expired or abandoned.  To the actual knowledge of such Party, the Contributed IP (other than with respect to any Third-Party Software) has not infringed and does not infringe the Intellectual Property of any third party, nor has such Party or any of its Subsidiaries received any written notice of any claim to such effect.  To the actual knowledge of such Party (other than with respect to any Third-Party Software), no third party has infringed or is infringing any of the Contributed IP.  None of the rights of such Party or its Subsidiaries in the Contributed IP will be impaired in any way by the contribution of the Contributed IP to the Company, other than any impairment that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and all of the rights of such Persons to such property will be fully enforceable by the Company after the Closing Date to the same extent as such rights would have been enforceable by such Party or its Subsidiaries before the Closing, without the consent or agreement of any other party, other than any consents and agreements the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g)           Government Licenses, Permits, Etc.  Such Party has all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities required for the use of the Contributed Assets of such Party or one or more of its Subsidiaries pursuant to this Agreement, and such licenses, permits, consents, approvals, authorizations, qualifications and orders are fully transferable and will be transferred at the Closing to the Company, except where failure to have such licenses, permits, consents, approvals, authorizations, qualifications or orders would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)          Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding pending (collectively, an “Action”) or, to the actual knowledge of such Party, threatened against or affecting such Party which, if determined adversely to such Party, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(i)            Investment Representations.  NCN hereby represents, warrants and acknowledges to the Company that (i) the Units to be acquired pursuant to Article 2 have not been registered under the Securities Act or under any state securities laws, and (ii) NCN (A) is acquiring such Units for investment for its own account and not with the view to, or any intention of, a resale in connection with, any distribution thereof in whole or in part in violation of the Securities Act, (B) is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, (C) acknowledges that such Units may have to be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available, and (D) represents that by reason of its business or financial experience, NCN has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.  Regal shall cause its affiliated Founding

Member to execute and deliver, on or prior to the Closing, a representation letter (the “Founding Member Representation Letter”), pursuant to which such Founding Member shall represent, warrant and acknowledge to the Company the same foregoing investment representations made by NCN.

4.2          Representations and Warranties of the Company.  The Company represents and warrants to the other Parties as follows:

(a)           Due Organization.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct its business consistent with the Joint Venture Purposes.  The Company has full power and authority to enter into this Agreement and the other Joint Venture Agreements and to perform its obligations hereunder and thereunder, including but not limited to the issuance of Units contemplated hereby.

(b)           Authorization and Validity of Agreement.  The execution, delivery and performance by the Company of this Agreement and the other Joint Venture Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. Each of this Agreement and the other Joint Venture Agreements has been duly executed and delivered by the Company and, assuming due execution and delivery by the other parties thereto, constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)           No Conflict; No Government Approvals or Notices Required.  The execution, delivery and performance of this Agreement and the other Joint Venture Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of any provision of the Certificate of Formation or the Company Operating Agreement, (ii) require any Governmental Approval, except for any filing or termination of the waiting period or other approval under the HSR Act, to the extent required, (iii) require the consent or approval of any Person (other than a Governmental Authority) or violate or conflict with, or result in a breach of any provision of, constitute a default (or an event which with notice or lapse of time or otherwise would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of the Company or any of its Subsidiaries, if any, under, any of the terms, conditions or provisions of any agreement, contract, license or other obligation to which the Company is a party or by which the Company or any of its Subsidiaries, if any, or any of their respective assets or property are bound, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, if any, or any of their respective assets or property.

(d)           Capitalization.  Prior to the date hereof, there are no issued or outstanding limited liability company interests of the Company. The Units to be issued pursuant to this Agreement have been duly authorized and, when issued as contemplated hereby, the Units will be validly issued and free and clear of all liens and encumbrances (other than those arising pursuant to this Agreement and the Company Operating Agreement).  Except as identified in the Joint Venture Agreements, no rights have been granted with respect to any Equity Interests of the Company.  Schedule 4.2(d) sets forth the number, class and purchasers of all Units to be issued at the Closing and the number, class and purchasers of Units which the Company may become obligated to issue pursuant to any agreement in existence as of the date hereof which obligates the Company to issue any Units.

(e)           Registration.  Assuming the accuracy of the representations and warranties of the Founding Members delivered pursuant to Section 4.1(i) hereof, the offer, sale and issuance of the Units pursuant hereto will be exempt from the registration requirements of the Securities Act and will have been registered, qualified or exempt from registration and qualification under the registration, permit or qualification requirements of all applicable state securities laws.

ARTICLE 5

PERSONNEL

5.1          Determination of Personnel Requirements and Recruiting.

(a)           Pursuant to the Transition Services Agreement, those NCN employees that are offered employment with the Company and accept such employment on the terms and conditions set forth by the Company (the “NCN Transferred Employees”) shall not be entitled to receive any severance under Section 5.1(c).  Any employee of NCN who is not offered employment with the Company or is offered employment with the Company and declines such employment will be a Terminated Employee as set forth in Section 5.1(c).

(b)           Pursuant to the Transition Services Agreement, those Regal employees that are offered similar employment with the Company and accept (the “RCM Transferred Employees”) or decline such employment on the terms and conditions set forth by the Company shall not be entitled to receive any severance under Section 5.1(c).  Any employee of Regal who is not offered similar employment with the Company will be a Terminated Employee as set forth in Section 5.1(c).

(c)           NCN shall bear the responsibility for any and all obligations to its respective employees that are terminated, and Regal shall bear the responsibility for any and all obligations to its respective employees that are terminated and are not offered a similar position of employment with the Company (collectively, the “Terminated Employees”), arising out of such termination of such employees and in each case in accordance with NCN’s and Regal’s respective severance plans adopted in their discretion.  As set forth in Article 2, as of the Closing Date each of the Parties shall be deemed to have made a contribution to the Company of an amount equal to the amount of their respective Termination Expenses (defined below) on an after-tax basis, which shall include (i) severance equal to two weeks’ salary plus two week’s salary for each year or partial year of employment with the respective Party, and (ii) any and all costs associated with long-term incentive payouts, COBRA, outplacement services and unused vacation for each Terminated Employee (collectively, “Termination Expenses”).

(d)           All NCN Transferred Employees and RCM Transferred Employees shall be terminated as employees of NCN and RCM, respectively, and shall be hired and become employees of the Company upon expiration or early termination of the Transition Period.  Compensation from the Company for its employees will not differentiate among employees based on the Party from which such employee was obtained or whether such employee was hired directly by the Company.

(e)           Notwithstanding Section 5.1(d), Regal or its Affiliate will adopt a severance plan whereby each RCM Transferred Employee that has unvested stock options or unvested restricted stock under the Regal Entertainment Group 2002 Stock Incentive Plan will be entitled to receive severance equal to the product of (i) the difference between the exercise price, if any, of each unvested stock option and unvested share of restricted stock outstanding on the day prior to the expiration of the Transition Period (collectively, “Unexercised Options”)and the average of the last reported per share sales price of REG common stock for each of the 20 consecutive trading days ending on the last trading day prior to the expiration of the Transition Period; and (ii) the number of Unexercised Options.  Regal will be obligated to pay each RCM Transferred Employee, on the same day as such Unexercised Options would have vested in such year had they not terminated, that amount of the severance attributable to those Unexercised Options that would have otherwise vested during the applicable year, provided such RCM Transferred Employee is still employed by the Company on such applicable vesting date.  The Company agrees to reimburse Regal $[                   ] (the “Company Reimbursement Amount”) of Regal’s aggregate severance obligations to RCM Transferred Employees determined upon expiration of the Transition Period (the “Aggregate Severance Amount”).  The Company Reimbursement Amount will represent a percentage of the Aggregate Severance Amount equal to the Company Reimbursement Amount divided by the Aggregate Severance Amount (the “Company Reimbursement Percentage”).  The Company shall reimburse Regal five (5) days after Regal makes its severance payments to the RCM Transferred Employees, in an amount equal to the severance payment made by Regal multiplied by the Company Reimbursement Percentage.

5.2          Non-Solicitation of Employees.  Each of the Parties agrees that from the date hereof until the expiration of two years following the date upon which such Party or one of its Affiliates is no longer a Member of the Company, neither Party nor any of its Affiliates may hire any current employee of the Company without the Company’s prior written consent; provided, however, that this prohibition shall not apply to (i) any employee of a Party who, on an unsolicited basis, initiates contact with such other Party related to employment, and (ii) any general advertisement for the solicitation of employment not specifically directed towards employees of any Party.

ARTICLE 6

COVENANTS

6.1          Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Each of the Parties hereto will use its reasonable efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required or necessary to transfer any assets and related liabilities as contemplated by Article 2 and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.  Each of the Parties hereto shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the transactions contemplated hereby.

(b)           The Parties hereto shall respond as promptly as reasonably practicable to any inquiries received from any Governmental Authority for additional information or documentation and respond as promptly as reasonably practicable to all inquiries and requests received from any State attorney general, in connection with the transactions contemplated hereby.  To the extent a filing is required under the HSR Act, and if not already so requested or terminated, the Parties shall request early termination of the waiting periods under HSR Act.

6.2          Agreement to Cooperate; Further Assurances.

(a)           Notwithstanding anything to the contrary in this Agreement (except with respect to contributions to be made by the respective Parties hereto as provided in Sections 2.4 and 2.5), no Party or any of its Affiliates shall be required to make any disposition, including any disposition of, or any agreement to hold separate, any Subsidiary, asset or business, and no Party hereto or any of its Affiliates shall be required to make any payments of money (other than de minimus payments) nor shall any Party or its Affiliates be required to comply with any condition or undertaking or take any action which, individually or in the aggregate, would adversely affect the economic benefits to such Party of the transactions contemplated hereby and by the other Joint Venture Agreements, taken as a whole, or adversely effect the business of such Party or its Affiliates.

(b)           In case at any time before or after the Closing any further action is necessary or desirable to make any of the contributions provided for by Article 2 (including obtaining any third party consents) or otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Company and the Parties hereto and their respective Affiliates shall execute such further documents (including assignments, acknowledgments and consents and other instruments of transfer) and shall take such further action as shall be necessary or desirable to effect such transfer and to otherwise carry out the purposes of this Agreement, in each case to the extent not inconsistent with applicable law.

(c)           No Party to this Agreement shall take any action that would result in the conditions set forth in Article 7 not being satisfied at and as of the time of the Closing.  Subject to the terms and conditions hereof, each of the Parties shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each Party shall execute and deliver or cause to be executed and delivered to the Company such reasonable and customary affidavits, certificates and documentation relating to such Party’s or any of its Subsidiaries’ ownership and title to all Contributed Assets of such Party pursuant to Article 2, if any, as shall be reasonably required.

6.3          Business Plan and Budget.  The initial Business Plan and Budget for the Company shall be as set forth in Exhibit B.

6.4          Labor Issues.  Each Party shall perform and discharge all requirements, if any, under the WARN Act or under similar applicable state and local laws and regulations as a result of actions taken by any Party prior to Closing.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING

7.1          Conditions Precedent to Closing.  The respective obligations of each Party and the Company to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)           no statute, rule, regulation, executive order, decree, or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any U.S. state or federal or foreign court of competent jurisdiction or other Governmental Authority which prohibits consummation of the transactions contemplated by the Joint Venture Agreements, whether temporary, preliminary or permanent; provided that the Parties hereto shall use their reasonable efforts to have any such order, decree or injunction vacated;

(b)           all waiting periods and other approvals applicable to the transactions contemplated by the Joint Venture Agreements under the HSR Act, if applicable, shall have been terminated or expired and all other Governmental Approvals necessary for consummation of the transactions contemplated by Joint Venture Agreements shall have been obtained or made and be in effect at the Closing Date, except for any such Governmental Approvals, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that no Party shall be required to commence or defend any Action before any Governmental Authority in order to satisfy this condition;

(c)           each of the parties to each of the Joint Venture Agreements (other than this Agreement) shall have duly delivered to each of the parties thereto each of the Joint Venture Agreements (other than this Agreement) to which it is a party;

(d)           the representations and warranties of each other Party and the Company contained in this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all material respects, and those not so qualified shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date as if made at the Closing Date, except for those representations and warranties which are made as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such date; and

(e)           each other party hereto shall have performed or complied with in all material respects each covenant and agreement required in this Agreement to be performed by it at or prior to the Closing.

7.2          Waiver of Conditions Precedent.  By proceeding on the Closing Date and consummating the Closing, each Party shall be deemed conclusively to have accepted or waived fulfillment of all such conditions and receipt of all such deliverables, unless written notice to the contrary is provided to the other Parties at such time.

ARTICLE 8

TERMINATION; SURVIVAL

8.1          Termination.

(a)           This Agreement may be terminated at any time prior to the Closing by:

(i)            the mutual written consent of the Parties;

(ii)           any Party, by giving written notice of such termination to the other Party, if the other Party shall have materially breached any of its representations or warranties or breached any of its material obligations or agreements under this Agreement and such breach has not been cured within 30 days following the delivery of such written notice by a non-breaching Party to the breaching Party;

(iii)          any Party, if (A) any Governmental Authority, the receipt of a Governmental Approval from which is a condition precedent to the consummation of the Closing, shall have determined not to grant any such Governmental Approval (or imposes conditions with respect thereto such that the condition precedent set forth in Section 7.1(b) is incapable of being satisfied) and all appeals of such determination shall have been taken and have been unsuccessful, (B) any U.S. state or federal or any foreign court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order or a preliminary injunction) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable or (C) any Governmental Authority shall have enacted, entered or promulgated any statute, rule, regulation, executive order or decree prohibiting the consummation of the transactions contemplated by the Joint Venture Agreements; (the events in clauses (A), (B) or (C), a “Governmental Event”); provided that, in the case of clauses (B) and (C), the terminating Party shall have complied with its obligations pursuant to the proviso set forth in Section 7.1(a); or

(iv)          any Party, if the Closing has not occurred by April 30, 2005; provided, however, that the right to terminate under this Section 8.1(a)(iv) shall not be available to any Party whose failure to fulfill any obligation under this Agreement or any other Joint Venture Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(b)           This Agreement shall automatically terminate at any time after the Closing if the Company is fully and finally dissolved, liquidated or terminated pursuant to the terms of the Company Operating Agreement.

(c)           In the event of a termination of this Agreement as provided in Section 8.1(a) and 8.1(b), this Agreement shall forthwith become null and void, except for this Section 8.1(c) and Sections 5.1, 5.2, 9.1, 9.5, 9.6, 9.7, 9.9, 9.10, 9.11 and 9.13, which shall survive the termination and there shall be no liability on the part of any Parties hereunder, except for any breach of any representation, warranty, covenant or agreement occurring prior to such termination.

8.2          Survival.  Subsequent to the Closing, all representations, warranties, conditions, covenants and obligations set forth in this Agreement shall survive the Closing indefinitely, except for those conditions, covenants and obligations, which by their terms are required to be performed on or before Closing, or, which, in the case of covenants and obligations, by their terms survive Closing for any shorter period specified herein.

ARTICLE 9

OTHER

9.1          Injunctive Relief.  The Parties hereto acknowledge and agree that a violation of any of the terms of this Agreement will cause the other Parties hereto irreparable injury for which an adequate remedy at law is not available.  Accordingly, it is agreed that each of the Parties hereto will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity.

9.2          Obligations of the Company.  The Company shall be the sole party liable for its obligations hereunder and under the other Joint Venture Agreements to which it is a party, and neither the Parties nor any Founding Member will have any liability to the Company or any other Person with respect to such liabilities of the Company.

9.3          Amendments.  Except as specifically provided otherwise herein, this Agreement may be amended only by a written instrument signed by each of the Parties and the Company.

9.4          Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties, the Company and their respective successors and permitted assigns, in accordance with the terms hereof.  No Party or the Company may assign this Agreement without the prior written consent of the other parties except that any Party may, in its sole discretion, assign its rights under this Agreement to a wholly owned Subsidiary or a direct or indirect parent entity of such Party; provided that no assignment shall in any way affect a Party’s obligations or liabilities under this Agreement.  Any assignment or attempted assignment in violation of this Agreement shall be null and void.

9.5          Notices.  Any written notice required or permitted to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered:  (a) upon delivery if delivered in person; (b) upon transmission if sent via telecopier, with electronic confirmation of receipt; (c) one Business Day after deposit with a nationally recognized courier service, provided that confirmation of such delivery is received by the sender; and (d) upon transmission if sent via e-mail, with a confirmation copy sent via telecopier, with electronic confirmation of receipt on the same day, in each case addressed to the following addresses:

To NCN:	National Cinema Network, Inc.
920 Main Street
Kansas City, Missouri 64105
Attention: Craig Ramsey, Chief Financial Officer
Telecopy: (816) 480-2517
Telephone: (816) 480-2546
E-mail: cramsey@amctheatres.com

with copies (which shall not itself constitute notice hereunder) to:

National Cinema Network, Inc.
920 Main Street
Kansas City, Missouri 64105
Attention: Kevin Connor, General Counsel
Telecopy: (816) 480-4700
Telephone: (816) 480-2506
E-mail: kconnor@amctheatres.com

Latham & Watkins LLP 633 West 5th Street, Suite 4000 Los Angeles, CA 90071
Attention: Richard L. Wirthlin
Telecopy: (213) 891-8763
Telephone: (213) 485-1234
E-mail: richard.wirthlin@lw.com

To Regal:	Regal CineMedia Corporation
9110 E. Nichols Avenue, Suite 200
Centennial, CO 80112
Attention: Kurt Hall, Chief Executive Officer
Telecopy: (303) 792-8649
Telephone: (303) 792-8788
E-mail: Kurt.Hall@regalcinemedia.com

with copies (which shall not itself constitute notice hereunder) to:

Regal CineMedia Corporation
9110 E. Nichols Avenue, Suite 200
Centennial, CO 80112
Attention: Gene Hardy, General Counsel
Telecopy: (303) 792-8649
Telephone: (303) 792-8630
E-mail: Gene.Hardy@regalcinemedia.com

Hogan & Hartson L.L.P. One Tabor Center, Suite 1500 1200 Seventeenth St. Denver, CO 80202
Attention: Christopher J. Walsh
Telecopy: (303) 899-7333
Telephone: (303) 899-7300
E-mail: cjwalsh@hhlaw.com

The Company:	National CineMedia, LLC
9110 E. Nichols Avenue, Suite 200
Centennial, CO 80112
Attention: Kurt Hall
Telecopy: (303) 792-8649
Telephone: (303) 792-8788
E-mail: As so notified from time to time

with copies (which shall not itself constitute notice hereunder) to:

National CineMedia, LLC
9110 E. Nichols Avenue, Suite 200
Centennial, CO 80112
Attention: Gene Hardy
Telecopy: (303) 792-8649
Telephone: (303) 792-8630
E-mail: As so notified from time to time

Hogan & Hartson L.L.P. One Tabor Center, Suite 1500 1200 Seventeenth St. Denver, CO 80202
Attention: Christopher J. Walsh
Telecopy: (303) 899-7333
Telephone: (303) 899-7300
E-mail: cjwalsh@hhlaw.com

Latham & Watkins LLP 633 West 5th Street, Suite 4000 Los Angeles, CA 90071
Attention: Richard L. Wirthlin
Telecopy: (213) 891-8763
Telephone: (213) 485-1234
E-mail: richard.wirthlin@lw.com

or to such other address as may be specified by any Party or the Company upon notice given to each of the other Parties and the Company.

9.6          Integration.  This Agreement together with the other Joint Venture Agreements and the documents referred to herein or therein, or delivered pursuant hereto or thereto, contain the exclusive entire and final understanding of the Parties and the Company with respect to the subject matter hereof and thereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein.  This Agreement together with the other Joint Venture Agreements supersede all other prior discussions, negotiations, communications, agreements and understandings between the Parties and the Company with respect to such subject matter hereof and thereof, in each case including, but not limited to, all schedules and exhibits to such other prior agreements, etc. and other documents delivered in connection therewith.  No Party or the Company has relied on any statement, representation, warranty, or promise not expressly contained in this Agreement or another Joint Venture Agreement in connection with this transaction.

9.7          Severability.  If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, then such provision, paragraph, word, clause, phrase or sentence shall be deemed restated to reflect the original intention of the parties as nearly as possible in accordance with applicable law and the remainder of this Agreement.  The validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof will not be in any way impaired, it being intended that all obligations, rights, powers and privileges of the Parties and the Company hereto will be enforceable to the fullest extent permitted by law.  Upon such determination of invalidity, illegality or unenforceability, the Parties and the Company hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the Parties and the Company.

9.8          Counterparts.  This Agreement may be executed in one or more counterparts and by each of the Parties and the Company on separate counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.  The Parties and the Company agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each Party and the Company of a signed signature page hereof to the other Party and the Company.

9.9          Governing Law; Submission to Jurisdiction.

(a)           This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties and the Company.

(b)           Each Party and the Company hereto agree that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in New York, New York.  Each of Regal, NCN and the Company thereto:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii)           consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.5 is reasonably calculated to give actual notice;

(iii)          agrees that each state and federal court located in New York, New York shall be deemed to be a convenient forum;

(iv)          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v)           agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in New York, New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

(c)           In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in New York, New York.

9.10        Expenses.  Except as otherwise set forth in this Agreement (including below) or in any other written agreement among the Parties, whether or not the transactions contemplated by this Agreement are consummated, all legal and other costs and expenses incurred by each respective Party in connection with this Agreement and the transactions contemplated hereby shall be paid by such respective Party, provided that the following costs shall be shared equally by each Party:  (a)  Deloitte & Touche LLP’s technology assessment and business valuation analysis, (b) legal fees to the law firm of Wachtell, Lipton, Rosen & Katz, and (c) any associated HSR filing fees.

9.11        Confidentiality.

(a)           Each Party agrees that from the date of this Agreement until the third anniversary of the earlier of the termination or the Closing of this Agreement, (i) it shall use and cause its Affiliates to use the same degree of care it uses to safeguard its own Confidential Information (as defined below) and to cause its and its Affiliates’ directors, officers, employees, agents and representatives to keep confidential all Confidential Information, including but not limited to Intellectual Property and other Proprietary Information, of the other Party and the Company, and (ii) it shall hold and shall cause its Affiliates to hold and shall cause its and its Affiliates’ directors, officers, employees, agents and representatives to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by the requirements of law, all documents and information concerning any other Party hereto furnished it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (together with the information referred to in clause (i) above, the “Confidential Information”), except to the extent that any such information can be shown to have been (A) previously known by the Party to which it is furnished lawfully and without breaching or having breached an obligation of such Party or the disclosing party to keep such documents and information confidential, (B) in the public domain through no fault of the disclosing party, or (C) independently developed by the disclosing party without using or having used the Confidential Information.

(b)           From the Closing Date until the third anniversary thereof, the Company will preserve the confidentiality of all Confidential Information supplied by the Parties and their Affiliates (“Party Information”) to the same extent that a Party must preserve the confidentiality of Confidential Information pursuant to Sections 9.11(a).

(c)           From the Closing Date until the third anniversary thereof, Party Information will not be supplied by the Company or its Subsidiaries to any Person who is not an employee of the Company, including any employee of a Party or any member of the Board who is not an employee of the Company.  Notwithstanding the foregoing, Party Information may be disclosed to authorized third-party contractors of the Company if the Company determines that such disclosure is reasonably necessary to further the business of the Company, and if such contractor executes a non-disclosure agreement preventing such contractor from disclosing such

Party Information for the benefit of each provider of Party Information in a form reasonably acceptable to the Party.  Party Information disclosed by any Party to the Company will not be shared with any other Party without the disclosing party’s prior written consent.

9.12        Publicity.  No press release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party, except as such release or announcement may be required by law, rule or regulation of one or more stock exchanges or automated quotation systems, including the NYSE or NASDAQ, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance or filing.

9.13        Indemnification.

(a)           NCN shall indemnify and hold harmless Regal, and its Subsidiaries, Affiliates, officers, directors, trustees, members, partners, employees, agents, and any of their heirs, executors, successors and assigns (other than the Company) (collectively, the “NCN Indemnitees”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which any NCN Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of, in connection with or relating to any breaches of any of NCN’s representations, warranties, covenants or agreements set forth in this Agreement (collectively, the “NCN Liabilities”), and disregarding for purposes of this Section 9.13(a), all qualifications and exceptions contained in this Agreement and the Schedules and Exhibits hereto relating to materiality (including Material Adverse Effect)); provided that NCN shall not be liable for any NCN Liabilities arising out of, in connection with or relating to any of NCN’s representations, warranties, covenants or agreements set forth in this Agreement unless and until the amount of the aggregate of all such NCN Liabilities sustained or incurred by the NCN Indemnitees, together with any liabilities incurred by NCN Indemnitees under Section 6.1 of the Software License Agreement, exceeds $500,000, and then only for the aggregate amounts that exceed $500,000; and provided further that notwithstanding any provision of this Agreement or any other Joint Venture Agreement to the contrary, the indemnification obligations of NCN under this Section 9.13(a), together with any indemnification obligations of NCN or its Affiliate under Section 6.1 of the Software License Agreement, shall not exceed an aggregate amount of $5,000,000.

(b)           Regal shall indemnify and hold harmless NCN and its Subsidiaries, Affiliates, officers, directors, trustees, members, partners, employees, agents, and any of their heirs, executors, successors and assigns (other than the Company) (collectively, the “Regal Indemnitees”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which any Regal Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of, in connection with or relating to any breaches of any of Regal’s representations, warranties, covenants or agreements set forth in this Agreement (collectively, the “Regal

Liabilities”), and disregarding for purposes of this Section 9.13(b), all qualifications and exceptions contained in this Agreement and the Schedules and Exhibits hereto relating to materiality (including Material Adverse Effect)); provided that Regal shall not be liable for any Regal Liabilities arising out of, in connection with or relating to any of Regal’s representations, warranties, covenants or agreements set forth in this Agreement unless and until the amount of the aggregate of all such Regal Liabilities sustained or incurred by the Regal Indemnitees, together with any liabilities incurred by Regal Indemnitees under Section 6.1 of the Software License Agreement, exceeds $500,000, and then only for the aggregate amounts that exceed $500,000; and provided further that notwithstanding any provision of this Agreement or any other Joint Venture Agreement to the contrary, the indemnification obligations of Regal under this Section 9.13(b), together with any indemnification obligations of Regal or its Affiliate under Section 6.1 of the Software License Agreement, shall not exceed an aggregate amount of $5,000,000.

(c)           The Parties shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the date that is twelve (12) months after the Closing Date, the indemnified party notifies the indemnifying party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

NATIONAL CINEMA NETWORK, INC.

By:
Name:
Title:

REGAL CINEMEDIA CORPORATION

By:
Name:
Title:

NATIONAL CINEMEDIA, LLC

By:	Regal CineMedia Holdings, LLC
Its:	Member

By:
Name:
Title:

By:	National Cinema Network, Inc.
Its:	Member

By:
Name:
Title:

Schedule 2.4(a)

NCN Assumed Liabilities and NCN Contributed Assets

Schedule 2.5(a)

Regal Assumed Liabilities and Regal Contributed Assets

Schedule 4.1(c)

Conflicts, Government Approvals and Notices

Schedule 4.1(e)

Invalid Contributed Assets

Schedule 4.2(d)

Capitalization

Exhibit A

Certificate of Formation

2

Exhibit B

Business Plan and Budget